Pricing Supplement dated December 3, 2024 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158
$586,000 Callable Contingent Coupon Buffered Notes due December 7, 2027 Linked to the Lesser Performing of the VanEck® Gold Miners ETF and the iShares® Silver Trust Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, as described below and subject to early redemption at the discretion of the Issuer, the Notes offer a Contingent Coupon for each Observation Period if a Coupon Barrier Event has not occurred during that Observation Period. However, if a Coupon Barrier Event has occurred during that Observation Period, investors will not receive any Contingent Coupon for that Observation Period. A Coupon Barrier Event will occur with respect to an Observation Period if the Closing Value of either Underlier is less than its Coupon Barrier Value on any scheduled trading day during that Observation Period. Investors should be willing to forgo dividend payments and, if the Final Underlier Value of either Underlier is less than its Buffer Value, be willing to lose some or all of their investment at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	December 3, 2024. With respect to each Underlier, the Initial Underlier Value is the Closing Value of that Underlier on December 2, 2024 and is not the Closing Value of that Underlier on the Initial Valuation Date.
Issue Date:	December 6, 2024
Final Valuation Date:†	December 2, 2027
Maturity Date:*†	December 7, 2027
Reference Assets:*	The VanEck® Gold Miners ETF (the “GDX Fund”) and the iShares® Silver Trust (the “SLV Fund”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
	Underliers	Bloomberg Ticker	Initial Underlier Value(1)*	Coupon Barrier Value(2)*	Buffer Value(2)*
	GDX Fund	GDX<Equity>	$36.83	$25.78	$25.78
	SLV Fund	SLV<Equity>	$27.79	$19.45	$19.45
(1) With respect to each Underlier, the Closing Value of that Underlier on December 2, 2024. The Initial Underlier Value for each Underlier is not the Closing Value of that Underlier on the Initial Valuation Date.
(2) With respect to each Underlier, 70.00% of its Initial Underlier Value (rounded to two decimal places)
Early Redemption at the Option of the Issuer:	The Notes will not be redeemable by us for approximately the first three months after the Issue Date. We may redeem the Notes (in whole but not in part) at our sole discretion without your consent on any Contingent Coupon Payment Date (other than the final Contingent Coupon Payment Date) for a cash payment per $1,000 principal amount Note equal to $1,000 plus any Contingent Coupon otherwise due, provided that we give at least five business days’ prior written notice to the trustee. No further amounts will be payable on the Notes after they have been redeemed.
Contingent Coupon:

$25.50 per $1,000 principal amount Note (based on a rate of 10.20% per annum or 2.55% per quarter, rounded to four decimal places, if applicable)

If we have not redeemed the Notes early and a Coupon Barrier Event has not occurred during an Observation Period, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If a Coupon Barrier Event has occurred during an Observation Period, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Payment at Maturity:

If we do not redeem the Notes early, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪      If the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Buffer Value, you will receive a payment of $1,000 per $1,000 principal amount Note plus any Contingent Coupon otherwise due

▪      If the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Underlier Return of the Lesser Performing Underlier + Buffer Percentage) × Downside Leverage Factor]

If we do not redeem the Notes early and the Final Underlier Value of either Underlier is less than its Buffer Value, your Notes will be fully exposed on a leveraged basis to the decline of the Lesser Performing Underlier in excess of the Buffer Percentage and you will lose some or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Buffer Percentage:	30.00%
Downside Leverage Factor:	1.42857
Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$586,000	$586,000	$0	$586,000
(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $973.40 per $1,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(2)	Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Coupon Barrier Event:

A Coupon Barrier Event will occur with respect to an Observation Period if the Closing Value of either Underlier is less than its Coupon Barrier Value on any scheduled trading day for that Underlier during that Observation Period.

Notwithstanding the foregoing, if a market disruption event occurs with respect to an Underlier on any scheduled trading day for that Underlier during an Observation Period (other than an Observation Period-End Date), the Closing Value of that Underlier on that day will be disregarded for purposes of determining whether a Coupon Barrier Event has occurred with respect to that Observation Period. For the avoidance of doubt, if any day during an Observation Period is a scheduled trading day for either Underlier and no market disruption event occurs with respect to that Underlier on that day, the Calculation Agent will observe the Closing Value of that Underlier on that day for purposes of determining whether a Contingent Coupon is payable, even if that day is not a scheduled trading day for the other Underlier or a market disruption event has occurred with respect to the other Underlier on that day.

Final Underlier Value:*	With respect to each Underlier, the Closing Value of that Underlier on the Final Valuation Date
Lesser Performing Underlier:	The Underlier with the lower Underlier Return
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Observation Periods:	The first Observation Period will consist of each day from but excluding the Initial Valuation Date to and including the first Observation Period-End Date. Each subsequent Observation Period will consist of each day from but excluding an Observation Period-End Date to and including the next following Observation Period-End Date.
Observation Period-End Dates:†	March 3, 2025, June 2, 2025, September 2, 2025, December 2, 2025, March 2, 2026, June 2, 2026, September 2, 2026, December 2, 2026, March 2, 2027, June 2, 2027, September 2, 2027 and the Final Valuation Date
Contingent Coupon Payment Dates:†	March 10, 2025, June 9, 2025, September 9, 2025, December 9, 2025, March 9, 2026, June 9, 2026, September 10, 2026, December 9, 2026, March 9, 2027, June 9, 2027, September 10, 2027 and the Maturity Date
Closing Value:*	Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06745YTJ1 / US06745YTJ19

*	If the shares of an Underlier are de-listed or if an Underlier is liquidated or otherwise terminated, the Calculation Agent may select a successor fund or, if no successor fund is available, may accelerate the Maturity Date. In addition, in the case of certain events related to an Underlier, the Calculation Agent may adjust any variable, including but not limited to, that Underlier and the Initial Underlier Value, Final Underlier Value, Coupon Barrier Value, Buffer Value and Closing Value of that Underlier if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

†	Each Observation Period-End Date may be postponed if that Observation Period-End Date is not a scheduled trading day with respect to either Underlier or if a market disruption event occurs with respect to either Underlier on that Observation Period-End Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset”, “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Does Not Hold Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, a Contingent Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Period-End Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022:

http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Underlying Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event a Coupon Barrier Event occurs during one or more of the specified Observation Periods.

•	You understand that a Coupon Barrier Event will occur with respect to an Observation Period if the Closing Value of either Underlier is less than its Coupon Barrier Value on any scheduled trading day during that Observation Period, and you are willing and able to accept the risk that, if a Coupon Barrier Event occurs during an Observation Period, you will not receive any Contingent Coupon for that Observation Period.

•	You understand and accept that you will not participate in any appreciation of either Underlier, which may be significant, and that your potential return on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

•	You can tolerate a loss of some or all of your principal amount, and you are willing and able to make an investment that may have downside market risk similar to an investment in the Lesser Performing Underlier.

•	You do not anticipate that the Closing Value of either Underlier will fall below its Coupon Barrier Value on any scheduled trading day during any Observation Period or below its Buffer Value on the Final Valuation Date.

•	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

•	You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of either Underlier is less than its Coupon Barrier Value on any scheduled trading day during an Observation Period and (b) you will lose some or all of your principal at maturity if the Final Underlier Value of either Underlier is less than its Buffer Value.

•	You understand and accept the risk that, if the Notes are not redeemed early by us, the payment at maturity, if any, will be based solely on the Underlier Return of the Lesser Performing Underlier.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underliers.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underliers or the securities held by the GDX Fund, nor will you have any voting rights with respect to the Underliers or the securities held by the GDX Fund or any rights with respect to the commodities held by the SLV Fund.

•	You are willing and able to accept the risk that we may, in our sole discretion, redeem the Notes early and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if we do not exercise our early redemption option.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event a Coupon Barrier Event occurs during one or more of the specified Observation Periods.

•	You are unwilling or unable to accept the risk that, if the Closing Value of either Underlier is less than its Coupon Barrier Value on any scheduled trading day during an Observation Period, a Coupon Barrier Event will occur with respect to that Observation Period and you will not receive any Contingent Coupon for that Observation Period.

•	You seek an investment that participates in the full appreciation of any or all of the Underliers rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of your Notes in the event that the Final Underlier Value of the Lesser Performing Underlier falls below its Buffer Value.

•	You anticipate that the Closing Value of at least one Underlier will decline during the term of the Notes such that the Closing Value of at least one Underlier will fall below its Coupon Barrier Value on a scheduled trading day during one or more Observation Periods and/or the Final Underlier Value of at least one Underlier will fall below its Buffer Value.

•	You are unwilling or unable to accept the individual market risk of each Underlier and/or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers.

•	You are unwilling or unable to accept the risk that the negative performance of either Underlier may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underliers or the securities held by the GDX Fund or rights with respect to the commodities held by the SLV Fund.

•	You are unwilling or unable to accept the risk that we may, in our sole discretion, redeem the Notes early.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if we do not exercise our early redemption option.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: $70.00 (70.00% of the hypothetical Initial Underlier Value set forth above)*

*	The hypothetical Initial Underlier Value of $100.00 and the hypothetical Coupon Barrier Value of $70.00 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values or Coupon Barrier Values for the Underliers. The actual Initial Underlier Value and Coupon Barrier Value for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Closing Value of each Underlier is greater than its Coupon Barrier Value on each scheduled trading day during the relevant Observation Period.

Underlier	Lowest Closing Value during Relevant Observation Period	Did a Coupon Barrier Event Occur during Relevant Observation Period?
GDX Fund	$105.00	No
SLV Fund	$85.00

Because the Closing Value of each Underlier is greater than its Coupon Barrier Value on each scheduled trading day during the relevant Observation Period, no Coupon Barrier Event occurred during that Observation Period, and you will receive a Contingent Coupon of $25.50 (2.55% of the principal amount per Note) on the related Contingent Coupon Payment Date.

Example 2: The Closing Value of one Underlier is less than its Coupon Barrier Value on a scheduled trading day during the relevant Observation Period, and the Closing Value of the other Underlier is greater than its Coupon Barrier Value on each scheduled trading day during the relevant Observation Period.

Underlier	Lowest Closing Value during Relevant Observation Period	Did a Coupon Barrier Event Occur during Relevant Observation Period?
GDX Fund	$140.00	Yes
SLV Fund	$40.00

Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on a scheduled trading day during the relevant Observation Period, a Coupon Barrier Event occurred during that Observation Period, and you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Value of each Underlier is less than its Coupon Barrier Value on a scheduled trading day during the relevant Observation Period.

Underlier	Lowest Closing Value during Relevant Observation Period	Did a Coupon Barrier Event Occur during Relevant Observation Period?
GDX Fund	$45.00	Yes
SLV Fund	$55.00

Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on a scheduled trading day during the relevant Observation Period, a Coupon Barrier Event occurred during that Observation Period, and you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Value of at least one Underlier is below its Coupon Barrier Value on any scheduled trading day during each Observation Period, you will not receive any Contingent Coupons during the term of the Notes.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: $70.00 (70.00% of the hypothetical Initial Underlier Value set forth above)*

▪	Hypothetical Buffer Value for each Underlier: $70.00 (70.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and we do NOT exercise our option to redeem the Notes early.

*	The hypothetical Initial Underlier Value of $100.00, the hypothetical Coupon Barrier Value of $70.00 and the hypothetical Buffer Value of $70.00 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values, Coupon Barrier Values or Buffer Values for the Underliers. The actual Initial Underlier Value, Coupon Barrier Value and Buffer Value for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Final Underlier Value of the Lesser Performing Underlier	Underlier Return of the Lesser Performing Underlier	Payment at Maturity**
$150.00	50.00%	$1,000.00
$140.00	40.00%	$1,000.00
$130.00	30.00%	$1,000.00
$120.00	20.00%	$1,000.00
$110.00	10.00%	$1,000.00
$100.00	0.00%	$1,000.00
$90.00	-10.00%	$1,000.00
$80.00	-20.00%	$1,000.00
$70.00	-30.00%	$1,000.00
$60.00	-40.00%	$857.14
$50.00	-50.00%	$714.29
$40.00	-60.00%	$571.43
$30.00	-70.00%	$428.57
$20.00	-80.00%	$285.71
$10.00	-90.00%	$144.86
$0.00	-100.00%	$0.00

**   per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Underlier Value of the GDX Fund is $150.00 and the Final Underlier Value of the SLV Fund is $130.00.

Because the SLV Fund has the lower Underlier Return, the SLV Fund is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Buffer Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus any Contingent Coupon otherwise due).

Example 1 demonstrates that you will not participate in any appreciation in the value of either Underlier. Even though each Underlier appreciated significantly, the payment at maturity is limited to $1,000 per $1,000 principal amount Note that you hold (plus any Contingent Coupon otherwise due).

Example 2: The Final Underlier Value of the GDX Fund is $75.00 and the Final Underlier Value of the SLV Fund is $140.00.

Because the GDX Fund has the lower Underlier Return, the GDX Fund is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is greater than or equal to its Buffer Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus any Contingent Coupon otherwise due).

Example 3: The Final Underlier Value of the GDX Fund is $80.00 and the Final Underlier Value of the SLV Fund is $40.00.

Because the SLV Fund has the lower Underlier Return, the SLV Fund is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value, you will receive a payment at maturity of $571.43 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × (Underlier Return of the Lesser Performing Underlier + Buffer Percentage) × Downside Leverage Factor]

$1,000 + [$1,000 × (-60.00% + 30.00%) × 1.42857] = $571.43

In addition, because the Final Underlier Value of at least one Underlier is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 3 demonstrates that, if we do not redeem the Notes early, and if the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value, your investment in the Notes will be exposed on a leveraged basis to the decline of the Lesser Performing Underlier in excess of the Buffer Percentage. You will not benefit in any way from the Underlier Return of the other Underlier being higher than the Underlier Return of the Lesser Performing Underlier.

If we do not redeem the Notes early, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not redeemed early by us, and if the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value, your Notes will be exposed on a leveraged basis to the decline of the Lesser Performing Underlier in excess of the Buffer Percentage. You may lose up to 100.00% of the principal amount of your Notes.

•	You May Not Receive Any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if a Coupon Barrier Event has not occurred during the related Observation Period. A Coupon Barrier Event will occur with respect to an Observation Period if the Closing Value of either Underlier is less than its Coupon Barrier Value on any scheduled trading day during that Observation Period. If the Closing Value of either Underlier is less than its Coupon Barrier Value on a scheduled trading day during an Observation Period (i.e., a Coupon Barrier Event has occurred during that Observation Period), you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date even if the Closing Value of the other Underlier on each scheduled trading day during that Observation Period has appreciated or has not declined below its Coupon Barrier Value and even if each Underlier closes above its Coupon Barrier Value on the Observation Period-End Date for that Observation Period. Therefore, unless each Underlier closes above its Coupon Barrier Value on each scheduled trading day during an Observation Period, you will not receive any Contingent Coupon for that Observation Period. If the Closing Value of at least one Underlier is less than its Coupon Barrier Value on any scheduled trading day during each Observation Period, you will not receive any Contingent Coupons during the term of the Notes.

•	Your Potential Return on the Notes Is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Either Underlier—The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of either Underlier, which may be significant, even though you will be exposed on a leveraged basis to the depreciation in the value of the Lesser Performing Underlier in excess of the Buffer Percentage if the Notes are not redeemed early by us and the Final Underlier Value of the Lesser Performing Underlier is less than its Buffer Value.

•	Because the Notes Are Linked to the Lesser Performing Underlier, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Loss of Principal at Maturity Than If the Notes Were Linked to a Single Underlier—The risk that you will not receive any Contingent Coupons and lose some or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Closing Value of at least one Underlier will be less than its Coupon Barrier Value on a scheduled trading day during the specified Observation Periods or less than its Buffer Value on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons and/or that you will suffer a significant loss of principal at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for one of those Underliers to close below its Coupon Barrier Value or Buffer Value on a scheduled trading day during an Observation Period or the Final Valuation Date, respectively.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The GDX Fund represents an equity market for gold or silver mining companies, and the SLV Fund seeks to track the performance of the price of silver. This equity market and silver may not perform similarly over the term of the Notes.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Underliers, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

•	You Are Exposed to the Market Risk of Each Underlier—Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by either Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increase or lesser decline in the value of the other Underlier. To receive a Contingent Coupon, the Closing Value of each Underlier must be greater than or equal to its Coupon Barrier Value on each scheduled trading day during the applicable Observation Period. In addition, if the Notes have not been redeemed early by us, and if the Final Underlier Value of either Underlier is less than its Buffer Value, you will be fully exposed to the decline of the Lesser Performing Underlier from its Initial Underlier Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	Issuer Redemption and Reinvestment Risk—We may redeem your Notes (in whole but not in part) at our sole discretion without your consent on any Contingent Coupon Payment Date (other than the final Contingent Coupon Payment Date), regardless of the Closing Value of either Underlier on any day on or prior to that Contingent Coupon Payment Date and without taking your interests into account. If we elect to redeem the Notes early, the holding period over which you may receive Contingent Coupons could be as short as approximately three months.

The payment upon early redemption, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had we not redeemed the Notes early. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed at our election prior to the Maturity Date. No additional payments will be due after early redemption. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

It is more likely that we will redeem the Notes at our sole discretion prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. We are less likely to redeem the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by us, which includes when the level of either Underlier is less than its Coupon Barrier Value. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Earlier Redemption—You should be willing to hold your Notes to maturity or any earlier redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Underlier has increased from its Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon is determined based on a number of factors, including the expected volatility of the Underliers. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Underliers taken into account in determining the terms of the Notes were lower. As volatility of an Underlier increases, there will typically be a greater likelihood that (a) the Closing Value of that Underlier on a scheduled trading day during one or more Observation Periods will be less than its Coupon Barrier Value and (b) the Final Underlier Value of that Underlier will be less than its Buffer Value.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Periods and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Underliers, the Securities Held by the GDX Fund or the Commodities Held by the SLV Fund—The return on the Notes may not reflect the return you would realize if you actually owned the Underliers, the securities held by the GDX Fund or the commodities held by the SLV Fund. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underliers or the securities held by the GDX Fund would have, and you will not have any rights that owners of the commodities held by the SLV Fund would have.

•	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	The Notes Are Subject to Risks Associated with the Gold and Silver Mining Industries with Respect to the GDX Fund— All or substantially all of the equity securities held by the GDX Fund are issued by companies whose primary line of business is associated with the gold and/or silver mining industries. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold and silver may fluctuate substantially over short periods of time, so the GDX Fund’s share price may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand). Additionally, increased environmental or labor costs may depress the value of metal investments. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the GDX Fund and the price of the GDX Fund during the term of the Notes, which may adversely affect the value of the Notes.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities in Non-U.S. Securities Markets with Respect to the GDX Fund—Some of the component securities held by the GDX Fund are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	Risks Associated with Emerging Markets with Respect to the GDX Fund—Some of the component securities held by the GDX Fund have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

•	The Value of the GDX Fund Is Subject to Currency Exchange Risk with Respect to the U.S. Dollar and the Non-U.S. Currencies Represented in the GDX Fund—Because the value of the GDX Fund is related to the U.S. dollar value of the component securities held by the GDX Fund, the value of the GDX Fund will be exposed to the currency exchange rate risk with respect to each of the non-U.S. currencies in which the component securities held by the GDX Fund trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the GDX Fund will be adversely affected and any payments on the Notes determined based in part on the GDX Fund may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the GDX Fund and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the GDX Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the GDX Fund, the United States and other countries important to international trade and finance.

•	Certain Features of the GDX Fund Will Impact the Value of the Notes—The performance of the GDX Fund will not fully replicate the performance of the Underlying Index (as defined below), and the GDX Fund may hold securities or other assets not included in the Underlying Index. The value of the GDX Fund is subject to:

o	Management risk. This is the risk that the investment strategy for the GDX Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The GDX Fund’s investment adviser may have the right to use a portion of the GDX Fund’s assets to invest in shares of equity securities that are not included in the Underlying Index. The GDX Fund is not actively managed, and the GDX Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The GDX Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the GDX Fund’s losses may be greater than if the GDX Fund invested only in conventional securities.

o	Transaction costs and fees. Unlike the Underlying Index, the GDX Fund will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the GDX Fund may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the GDX Fund and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the GDX Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the GDX Fund and the liquidity of the GDX Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the GDX Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the GDX Fund. As a result, under these circumstances, the market value of the GDX Fund may vary substantially from the net asset value per share of the GDX Fund. Because the Notes are linked to the performance of the GDX Fund and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

•	The Performance and Market Value of the SLV Fund, Particularly during Periods of Market Volatility, May Not Correlate with the Performance of its Underlying Commodity as well as its Net Asset Value per Share—The SLV Fund does not fully replicate the performance of its underlying commodity due to the fees and expenses charged by the SLV Fund or by restrictions on access to the underlying commodity due to other circumstances. The SLV Fund does not generate any income, and as the SLV Fund regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The SLV Fund sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the SLV Fund of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the Notes. Additionally, there is a risk that part or all of the SLV Fund’s holdings in its underlying commodity could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. All of these factors may lead to a lack of correlation between the performance of the SLV Fund and its underlying commodity. In addition, because the shares of the SLV Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the SLV Fund may differ from the net asset value per share of the SLV Fund.

During periods of market volatility, the SLV Fund’s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the SLV Fund and the liquidity of the SLV Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the SLV Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the SLV Fund. As a result, under these circumstances, the market value of shares of the SLV Fund may vary substantially from the net asset value per share of the SLV Fund. For all of the foregoing reasons, the performance of the SLV Fund may not correlate with the performance of its underlying commodity as well as the net asset value per share of the SLV Fund, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

•	There Are Risks Associated with Commodities Trading on the London Bullion Market Association with Respect to the SLV Fund—The investment objective of the SLV Fund is to reflect generally the price of silver before the payment of its expenses and liabilities. The price of silver is determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver prices as global benchmarks for the value of silver may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver prices, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price.

•	The Notes Are Subject to Risks Associated with Silver with Respect to the SLV Fund—The investment objective of the SLV Fund is to reflect generally the price of silver before the payment of its expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, Peru and China. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	Single Commodity Prices Tend to Be More Volatile Than, and May Not Correlate with, the Prices of Commodities Generally with Respect to the SLV Fund—The SLV Fund provides exposure to a single commodity and not to a diverse basket of commodities. The SLV Fund’s underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the Notes carry greater risk and may be more volatile than securities linked to the prices of a broader or more diverse basket of commodities.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of an Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of an Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

•	Adjustments to an Underlier or the Underlying Index of the GDX Fund Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser of an Underlier may add, delete or substitute the component securities or commodities held by that Underlier or make changes to its investment strategy, and the sponsor of the Underlying Index of the GDX Fund may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of an Underlier are de-listed or if an Underlier is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Underlier or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the relevant Underlier and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

•	Historical Performance of the Underliers Should Not Be Taken as Any Indication of the Future Performance of the Underliers Over the Term of the Notes—The value of each Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Underlier is not an indication of the future performance of that Underlier over the term of the Notes. The historical correlation between the Underliers is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Underliers individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlier is to be determined; if the shares of an Underlier are de-listed or if an Underlier is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; and determining whether to adjust any variable described herein in the case of certain events related to an Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market prices of, dividend rate on and expected volatility of the Underliers and the components of each Underlier;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the non-U.S. securities held by the GDX Fund trade; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIERS

VanEck® Gold Miners ETF

According to publicly available information, the GDX Fund is an exchange-traded fund of the VanEck® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index (with respect to the GDX Fund, the “Underlying Index”). The Underlying Index is a modified market capitalization-weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. For more information about the GDX Fund, see “Exchange-Traded Funds—The VanEck® ETFs” in the accompanying underlying supplement.

Historical Performance of the GDX Fund

The graph below sets forth the historical performance of the GDX Fund based on the daily Closing Values from January 2, 2019 through December 2, 2024. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

Historical Performance of the VanEck® Gold Miners ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

iShares® Silver Trust

According to publicly available information, the SLV Fund is an investment trust sponsored by iShares Delaware Trust Sponsor LLC that seeks to reflect generally the price of silver (with respect to the SLV Fund, the “Underlying Commodity”), before the payment of its expenses and liabilities. The assets of the SLV Fund consist primarily of silver held by a custodian on behalf of the SLV Fund. For more information about the SLV Fund, see “Exchange-Traded Funds—The iShares® Silver Trust” in the accompanying underlying supplement.

Historical Performance of the SLV Fund

The graph below sets forth the historical performance of the SLV Fund based on the daily Closing Values from January 2, 2019 through December 2, 2024. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

Historical Performance of the iShares® Silver Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Period-End Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is more than one business day following the Initial Valuation Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 12, 2024, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 12, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 12, 2024, which has been filed as an exhibit to the report on Form 6-K referred to above.